EXHIBIT 99.1

LHC Group and Twin Lakes Regional Medical Center Announce Home Health Joint Venture

Company Also Completes Acquisition of Feliciana Home Health

LAFAYETTE, La., Nov. 3, 2009 (GLOBE NEWSWIRE) -- LHC Group, Inc. (Nasdaq:LHCG), one of the largest providers of home health services in the United States, announced today that it has entered into a home health joint venture with Twin Lakes Regional Medical Center in Leitchfield, Kentucky.

The primary service area of this joint venture spans one county in Kentucky, a Certificate of Need (CON) state. The estimated population of the service area is 26,000, with almost 15% over the age of 65. Net revenue for the Leitchfield, Kentucky agency during the most recent 12 months was approximately $640,000. This joint venture has an effective date of November 1, 2009, and is not expected to add materially to LHC Group's earnings in 2009.

Twin Lakes Regional Medical Center is a 75-bed regional healthcare facility located in Leitchfield, Kentucky. Recognized by the Kentucky health care community as one of the state's leading rural hospitals, Twin Lakes' medical staff consists of over 30 doctors representing 11 specialties.

We are excited about this new partnership with LHC Group," said Stephen L. Meredith, Chief Executive Officer of Twin Lakes Regional Medical Center. "LHC is an acknowledged leader in home health services, and our patients will benefit from the expertise they bring to our daily operations. There will be no interruption in service to our patients served by our agency. This will be a seamless transition for our patients, but one that results in improved focus and expertise for our home care services."

Keith G. Myers, President and Chief Executive Officer for LHC Group, said, "We are proud to be partnering with an organization with such an outstanding reputation and tradition of excellence as Twin Lakes Regional Medical Center. We enter this new relationship knowing we have a strong partner that shares our commitment to quality care and efficiency. Together, our organizations will provide the residents of Leitchfield, Kentucky, and the surrounding area with the highest quality of home health services. Kentucky has been a strong state for LHC Group, and we look forward to developing future hospital joint venture relationships throughout the Commonwealth of Kentucky."

LHC Group also announced today that it has completed the transaction, previously announced on October 14, 2009, to acquire the assets of Feliciana Home Health, a leading provider of home nursing services to patients in Baton Rouge and the surrounding area. Net revenue for Feliciana Home Health during the most recent 12 months was approximately $12 million. This acquisition is not expected to add materially to LHC Group's earnings in 2009.

About LHC Group, Inc.

LHC Group, Inc. (www.LHCGroup.com) is one of the largest providers of home health services in the United States, providing quality, cost-effective healthcare services to patients within the comfort and privacy of their home or place of residence. LHC Group provides a comprehensive array of post-acute healthcare services through home health and hospice locations in its home-based division and long-term acute care hospitals in its facility-based division.

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements about the Company's future financial performance and the strength of the Company's operations. Such forward-looking statements may be identified by words such as "continue," "expect," and similar expressions. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, including changes in reimbursement, changes in government regulations, changes in LHC Group's relationships with referral sources, increased competition for LHC Group's services, increased competition for joint venture and acquisition candidates, changes in the interpretation of government regulations, and other risks set forth in Item 1A. Risk Factors in LHC Group's Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission. LHC Group undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  LHC Group, Inc.
          Eric Elliott, Vice President of Investor Relations
          (337) 233-1307
          eric.elliott@lhcgroup.com